Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2022, relating to the financial statements of Cross Country Healthcare, Inc. and subsidiaries and the effectiveness of Cross Country Healthcare, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cross Country Healthcare, Inc. and subsidiaries for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boca Raton, Florida
March 10, 2022